Exhibit 99.1

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com
JPMORGAN CHASE REPORTS FOURTH-QUARTER 2020 NET INCOME OF $12.1 BILLION ($3.79 PER SHARE), OR $9.9 BILLION EXCLUDING CREDIT RESERVE RELEASES OF $2.9 BILLION ($3.07 PER SHARE)1 FULL-YEAR 2020 NET INCOME OF $29.1 BILLION ($8.88 PER SHARE)

FULL-YEAR 2020 RESULTS

ROE 12% ROTCE[1] 14%	CET1 Capital Ratios[2] Std. 13.1%; Adv. 13.8%	Net payout LTM[3,4] 59%
FOURTH-QUARTER 2020 RESULTS5

Firmwide Metrics ROE 19% ROTCE 24%	■	Reported revenue of $29.2 billion; managed revenue of $30.2 billion[1]
	■	Credit costs net benefit of $1.9 billion included $2.9 billion of net reserve releases and $1.1 billion of net charge-offs
	■	Average loans[6] up 1%; average deposits up 35%
	■	$1.4 trillion liquidity sources, including HQLA and unencumbered marketable securities[7]

CCB 4Q20 ROE 32% 2020 ROE 15%	■	Average deposits up 30%; client investment assets up 17%
	■	Average loans[6] down 6%; debit and credit card sales volume[8] up 1%
	■	Active mobile customers up 10%

CIB 4Q20 ROE 26% 2020 ROE 20%	■	#1 ranking for Global Investment Banking fees with 9.2% wallet share for the year
	■	Total Markets revenue of $5.9 billion, up 20%, with Fixed Income Markets up 15% and Equity Markets up 32%

CB 4Q20 ROE 36% 2020 ROE 11%	■	Gross Investment Banking revenue of $971 million, up 53%
	■	Average loans up 1%; average deposits up 52%

AWM 4Q20 ROE 29% 2020 ROE 28%	■	Assets under management (AUM) of $2.7 trillion, up 17%
	■	Average deposits up 31%; average loans up 15%

Jamie Dimon, Chairman and CEO, commented on the financial results: “JPMorgan Chase reported strong results in the fourth quarter of 2020, concluding a challenging year where we generated record revenue, benefiting from our diversified business model and dedicated employees. While we reported record profits of $12.1 billion, we do not consider the reserve takedown of $2.9 billion to represent core or recurring profits – essentially reserve calculations, while done extremely diligently and carefully, now involve multiple, multi-year hypothetical probability-adjusted scenarios, which may or may not occur and which can be expected to introduce quarterly volatility in our reserves. While positive vaccine and stimulus developments contributed to these reserve releases this quarter, our credit reserves of over $30 billion continue to reflect significant near-term economic uncertainty and will allow us to withstand an economic environment far worse than the current base forecasts by most economists.”

Dimon added: “In Consumer & Community Banking, deposits grew 30% or over $200 billion driven primarily by growth in the Federal Reserve’s balance sheet and the continuation of modest market share gains. Within our consumer lending franchise, auto and retail mortgage originations were both up more than 20%. Consumer spending continued to recover, as reflected in combined debit and credit card spend being up for the full quarter. The Corporate & Investment Bank delivered another impressive quarter with growth in Global Investment Banking fees of 34% and Markets revenue of 20%. With a record quarter, Commercial Banking earned $3.3 billion of investment banking revenue in 2020, surpassing its previous $3 billion long-term target. In Asset & Wealth Management, AUM grew 17% due to higher asset values and net inflows of over $190 billion into long-term and liquidity products over the last twelve months.”

Dimon concluded: “We ended the year with a CET1 ratio of 13.1% (vs. 12.4% at the beginning of the year) and capital above $200 billion, providing us with meaningful capacity to further invest in our business and communities, while returning capital to our shareholders. This increase in capital was after raising over $2 trillion of credit and capital for our consumer and institutional clients around the world, which includes nonprofits and U.S. government entities, including states, municipalities, hospitals and universities and adding net $12 billion to credit reserves. We also hold $1.4 trillion of cash and marketable securities, which is currently over $450 billion in excess of what is required. We opened branches in new markets, improved our digital capabilities, and made acquisitions that will enhance our product offerings and deepen our engagement with our customers. We also continued to invest in our communities – for example, through our initial commitments to support those most impacted by the pandemic and our longer-term commitment to advance racial equality and promote economic growth. Our earnings power and healthy capital position also provide us the flexibility to pay dividends and return excess capital to shareholders through share repurchases. I want to end by thanking our frontline colleagues and those working from home who quickly adapted to the pandemic and safely helped our clients, customers, communities and governments.”

SIGNIFICANT ITEMS
■    4Q20 results included $2.9 billion of credit reserve releases Firmwide ($0.72 increase in earnings per share (EPS))
CAPITAL DISTRIBUTED
■    Common dividend of $2.8 billion, or $0.90 per share
■    No repurchases in 4Q209; announced intention to begin repurchases in 1Q21
FORTRESS PRINCIPLES
■    Book value per share of $81.75, up 8%; tangible book value per share1 of $66.11, up 8%
■    Basel III common equity Tier 1 capital2 of $205 billion and Standardized ratio2 of 13.1%; Advanced ratio2 of 13.8%
■    Firm supplementary leverage ratio of 6.9%2

OPERATING LEVERAGE
■    4Q20 reported expense of $16.0 billion; reported overhead ratio of 55%; managed overhead ratio1 of 53%
SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES
■    $2.3 trillion of credit and capital10 raised in 2020
■    $226 billion of credit for consumers
■    $18 billion of credit for U.S. small businesses
■    $865 billion of credit for corporations
■    $1.1 trillion of capital raised for corporate clients and non-U.S. government entities
■    $103 billion of credit and capital raised for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities
■    $28 billion of loans under the Small Business Administration’s Paycheck Protection Program

Investor Contact: Reggie Chambers (212) 270-2479
Note: Totals may not sum due to rounding
[1]For notes on non-GAAP financial measures, including managed basis reporting, see page 6.
For additional notes see page 7.
Media Contact: Joseph Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release
In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure, unless otherwise specified. The discussion below of the Firm’s business segments is also presented on a managed basis. For more information about managed basis, and non-GAAP financial measures used by management to evaluate the performance of each line of business, refer to page 6.
Comparisons noted in the sections below are for the fourth quarter of 2020 versus the prior-year fourth quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)
Net revenue on a reported basis was $29.2 billion, $29.1 billion, and $28.3 billion for the fourth quarter of 2020, third quarter of 2020, and fourth quarter of 2019, respectively.

Results for JPM				3Q20		4Q19
($ millions, except per share data)	4Q20	3Q20	4Q19	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - managed	$30,161	$29,941	$29,165	$220	1%	$996	3%
Noninterest expense	16,048	16,875	16,293	(827)	(5)	(245)	(2)
Provision for credit losses	(1,889)	611	1,427	(2,500)	NM	(3,316)	NM
Net income	$12,136	$9,443	$8,520	$2,693	29%	$3,616	42%
Earnings per share	$3.79	$2.92	$2.57	$0.87	30%	$1.22	47%
Return on common equity	19%	15%	14%
Return on tangible common equity	24	19	17
Discussion of Results11:
Net income was $12.1 billion, up 42%, largely driven by credit reserve releases of $2.9 billion.
Net revenue of $30.2 billion was up 3%. Noninterest revenue was $16.8 billion, up 13%, predominantly driven by higher Investment Banking fees, net gains on certain legacy equity investments in Corporate compared to net losses in the prior year, and higher net production revenue in Home Lending. Net interest income was $13.4 billion, down 7%, predominantly driven by the impact of lower rates as well as balance sheet mix, largely offset by balance sheet growth and higher net interest income in CIB Markets.
Noninterest expense was $16.0 billion, down 2%, predominantly driven by lower volume- and revenue-related expense partially offset by higher investments in the business.
The provision for credit losses was a net benefit of $1.9 billion, compared to an expense of $1.4 billion in the prior year driven by reserve releases in the current quarter. The Wholesale reserve release was $2.0 billion, reflecting an improvement in the macro-economic scenarios and the continued ability of clients to access liquidity and capital markets. The Consumer reserve release was $0.9 billion, in Home Lending, primarily due to improvements in HPI expectations and portfolio run-off. The prior year included a net reserve release in the Consumer portfolio and a net reserve build in the Wholesale portfolio. Net charge-offs of $1.1 billion were down $444 million from the prior year, driven by Card.

JPMorgan Chase & Co.
News Release

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				3Q20		4Q19
($ millions)	4Q20	3Q20	4Q19	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$12,728	$12,895	$13,880	$(167)	(1)%	$(1,152)	(8)%
Consumer & Business Banking	5,744	5,697	6,668	47	1	(924)	(14)
Home Lending	1,456	1,714	1,250	(258)	(15)	206	16
Card & Auto	5,528	5,484	5,962	44	1	(434)	(7)
Noninterest expense	7,042	6,912	7,116	130	2	(74)	(1)
Provision for credit losses	(83)	795	1,207	(878)	NM	(1,290)	NM
Net income	$4,325	$3,871	$4,200	$454	12%	$125	3%
Discussion of Results11,12,13:
Net income was $4.3 billion, up 3%. Net revenue was $12.7 billion, down 8%.
Consumer & Business Banking net revenue was $5.7 billion, down 14%, predominantly driven by the impact of deposit margin compression, largely offset by growth in deposit balances. Home Lending net revenue was $1.5 billion, up 16%, driven by higher net production revenue, largely offset by lower net interest income on lower balances and spread compression as well as lower net servicing revenue. Card & Auto net revenue was $5.5 billion, down 7%, predominantly driven by lower Card net interest income on lower balances.
Noninterest expense was $7.0 billion, down 1%.
The provision for credit losses was a net benefit of $83 million, reflecting a $900 million reserve release in Home Lending compared to a $151 million net reserve release in the prior year which included a $250 million reserve release also in Home Lending. Net charge-offs were $817 million, down $541 million, predominantly driven by Card.

JPMorgan Chase & Co.
News Release

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				3Q20		4Q19
($ millions)	4Q20	3Q20	4Q19	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$11,352	$11,546	$9,703	$(194)	(2)%	$1,649	17%
Banking	4,117	3,752	3,562	365	10	555	16
Markets & Securities Services	7,235	7,794	6,141	(559)	(7)	1,094	18
Noninterest expense	4,939	5,832	5,451	(893)	(15)	(512)	(9)
Provision for credit losses	(581)	(81)	98	(500)	NM	(679)	NM
Net income	$5,349	$4,309	$2,935	$1,040	24%	$2,414	82%
Discussion of Results12:
Net income was $5.3 billion, up 82%, with revenue of $11.4 billion, up 17%.
Banking revenue was $4.1 billion, up 16%. Investment Banking revenue was $2.5 billion, up 37%, driven by higher Investment Banking fees, up 34%, reflecting higher fees across products. Wholesale Payments revenue was $1.4 billion, down 4%, driven by deposit margin compression and a reporting re-classification in Merchant Services, largely offset by the impact of higher deposit balances. Lending revenue was $193 million, down 23%, driven by mark-to-market losses on hedges of accrual loans partially offset by higher net interest income and fees.
Markets & Securities Services revenue was $7.2 billion, up 18%. Markets revenue was $5.9 billion, up 20%. Fixed Income Markets revenue was $4.0 billion, up 15%, driven by strong performance in Credit, Currencies & Emerging Markets and Commodities. Equity Markets revenue was $2.0 billion, up 32%, predominantly driven by strong client activity in derivatives and Cash Equities. Securities Services revenue was $1.1 billion, down 1%, with deposit margin compression predominantly offset by balance growth. Credit Adjustments & Other was a gain of $243 million largely driven by funding and credit spread tightening on derivatives.
Noninterest expense was $4.9 billion, down 9%, driven by lower compensation expense and lower legal expense.
The provision for credit losses was a net benefit of $581 million, driven by reserve releases. Net charge-offs were $88 million.

COMMERCIAL BANKING (CB)

Results for CB				3Q20		4Q19
($ millions)	4Q20	3Q20	4Q19	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$2,463	$2,285	$2,296	$178	8%	$167	7%
Noninterest expense	950	969	941	(19)	(2)	9	1
Provision for credit losses	(1,181)	(147)	110	(1,034)	NM	(1,291)	NM
Net income	$2,034	$1,086	$945	$948	87%	$1,089	115%
Discussion of Results12:
Net income was $2.0 billion, up 115%, predominantly driven by reserve releases.
Net revenue of $2.5 billion was up 7%, predominantly driven by higher deposit balances and fees, higher lending revenue due to increased portfolio spreads, and higher investment banking revenue largely offset by lower deposit margin.
Noninterest expense was $950 million, relatively flat.
The provision for credit losses was a net benefit of $1.2 billion, driven by reserve releases. Net charge-offs were $162 million.

JPMorgan Chase & Co.
News Release

ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				3Q20		4Q19
($ millions)	4Q20	3Q20	4Q19	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$3,867	$3,554	$3,514	$313	9%	$353	10%
Noninterest expense	2,756	2,443	2,442	313	13	314	13
Provision for credit losses	(2)	(52)	13	50	96	(15)	NM
Net income	$786	$876	$801	$(90)	(10)%	$(15)	(2)%
Discussion of Results13:
Net income was $786 million, down 2%.
Net revenue was $3.9 billion, up 10%, predominantly driven by higher performance and management fees, as well as higher deposit and loan balances, partially offset by deposit margin compression.
Noninterest expense was $2.8 billion, up 13%, driven by higher legal expense and volume- and revenue-related expense.
The provision for credit losses was a net benefit of $2 million.
Assets under management were $2.7 trillion, up 17%, driven by cumulative net inflows into liquidity and long-term products as well as higher market levels.

CORPORATE

Results for Corporate				3Q20		4Q19
($ millions)	4Q20	3Q20	4Q19	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$(249)	$(339)	$(228)	$90	27%	$(21)	(9)%
Noninterest expense	361	719	343	(358)	(50)	18	5
Provision for credit losses	(42)	96	(1)	(138)	NM	(41)	NM
Net income/(loss)	$(358)	$(699)	$(361)	$341	49%	$3	1%
Discussion of Results:
Net loss was $358 million, compared with net loss of $361 million in the prior year.
Net revenue was a loss of $249 million, compared with a net loss of $228 million in the prior year. Net interest income was down $730 million predominantly driven by lower rates, including the impact of faster prepayments on mortgage-backed securities, as well as limited deployment opportunities on the back of continued deposit growth. The current quarter also included approximately $540 million of net gains on certain legacy equity investments.
Noninterest expense was $361 million, up $18 million. The provision for credit losses was a benefit of $42 million, driven by reserve releases.

JPMorgan Chase & Co.
News Release
1. Notes on non-GAAP financial measures:

a.The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the U.S. (“U.S. GAAP”). That presentation, which is referred to as “reported” basis, provides the reader with an understanding of the Firm’s results that can be tracked consistently from year-to-year and enables a comparison of the Firm’s performance with other companies’ U.S. GAAP financial statements. In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm and each of the reportable business segments on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, see page 7 of the Earnings Release Financial Supplement.

b.Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”), are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than mortgage servicing rights), net of related deferred tax liabilities. For a reconciliation from common stockholders’ equity to TCE, see page 9 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. Book value per share was $81.75, $79.08 and $75.98 at December 31, 2020, September 30, 2020, and December 31, 2019, respectively. TCE, ROTCE, and TBVPS are utilized by the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c.Fourth-quarter 2020 net income and earnings per share excluding credit reserve releases are non-GAAP financial measures. These measures exclude the portion of the provision for credit losses attributable to the change in allowance for credit losses. Excluding these amounts resulted in a decrease of $2.2 billion (after tax) to reported net income from $12.1 billion to $9.9 billion and a decrease of $0.72 per share to reported EPS from $3.79 to $3.07. Management believes these measures provide useful information to investors and analysts in assessing the Firm’s results.

JPMorgan Chase & Co.
News Release
Additional notes:

2. Estimated. Reflects the relief provided by the Federal Reserve Board (the “Federal Reserve”) in response to the COVID-19 pandemic, including the CECL capital transition provisions that became effective in the first quarter of 2020. For the period ended December 31, 2020, the impact of the CECL capital transition provisions resulted in an increase to CET1 capital of $5.7 billion. The Firm supplementary leverage ratio reflects the temporary exclusions of U.S. Treasury securities and deposits at Federal Reserve Banks. Refer to Regulatory Developments Relating to the COVID-19 Pandemic on pages 11-12 and Capital Risk Management on pages 49-54 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 for additional information. Refer to Capital Risk Management on pages 85-92 of the Firm’s 2019 Form 10-K for additional information on the Firm’s capital metrics.
3.Last twelve months (“LTM”).
4.Net of stock issued to employees.
5.Percentage comparisons noted in the bullet points are for the fourth quarter of 2020 versus the prior-year fourth quarter, unless otherwise specified
6.In the third quarter of 2020, the Firm reclassified certain fair value option elected lending-related positions from trading assets to loans. Prior-period amounts have been revised to conform with the current presentation.
7.Estimated. High-quality liquid assets (“HQLA”) and unencumbered marketable securities, includes the Firm’s average HQLA, other end-of-period HQLA-eligible securities which are included as part of the excess liquidity at JPMorgan Chase Bank, N.A. that are not transferable to non-bank affiliates and thus excluded from the Firm’s liquidity coverage ratio (“LCR”) under the LCR rule, and other end-of-period unencumbered marketable securities, such as equity securities and fixed income debt securities. Does not include borrowing capacity at Federal Home Loan Banks and the discount window at the Federal Reserve Bank. Refer to Liquidity Risk Management on pages 55-59 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 for additional information.

8.Excludes Commercial Card.
9.On September 30, 2020, the Federal Reserve extended its requirement for large banks to suspend net share repurchases through the end of the fourth quarter of 2020. On December 18, 2020, the Federal Reserve announced that all large banks, including the Firm, could resume share repurchases commencing in the first quarter of 2021, subject to certain restrictions. For further information, see page 10 of the Earnings Release Financial Supplement.

10.Credit provided to clients represents new and renewed credit, including loans and commitments.
11.In the second quarter of 2020, the Firm reclassified certain spend-based credit card reward costs from marketing expense to be a reduction of card income, with no effect on net income. Prior-period amounts have been revised to conform with the current presentation.
12.In the fourth quarter of 2020, payment processing-only clients along with the associated revenue and expenses were realigned to CIB’s Wholesale Payments business from CCB and CB. Prior-period amounts have been revised to conform with the current presentation. Refer to Business segment changes on page 21 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 for further information.
13.In the fourth quarter of 2020, the Firm realigned certain wealth management clients from AWM to CCB. Prior-period amounts have been revised to conform with the current presentation. Refer to page 29 of the Earnings Release Financial Supplement for further information.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $3.4 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, January 15, 2021, at 8:30 a.m. (Eastern) to present fourth quarter 2020 financial results. The general public can access the call by dialing (866) 541-2724 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 12:30 p.m. on January 15, 2021, through midnight, January 29, 2021, by telephone at (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID # 1942428. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2019, and Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2020, June 30, 2020 and March 31, 2020, which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.